As filed with the Securities and Exchange Commission on June 3, 2016
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________________________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________________________________
BLUELINX HOLDINGS INC.
(Exact Name of Registrant as Specified in its Charter)
________________________________________

Delaware (State or Other Jurisdiction of Incorporation or Organization)	77-0627356 (I.R.S. Employer Identification No.)
4300 Wildwood Parkway
Atlanta, Georgia 30339
(404) 953-7000
(Address, including zip code, of registrant’s principal executive offices)
________________________________________
BlueLinx Holdings Inc. 2016 Amended and Restated Long-Term Incentive Plan
(Full Title of the plan)
________________________________________
Shyam K. Reddy
Senior Vice President, General Counsel and Secretary
BlueLinx Holdings Inc.
4300 Wildwood Parkway
Atlanta, Georgia 30339
(404) 953-7000
(Name, address and telephone number, including area code, of agent for service)
________________________________________
Copies to:
W. Benjamin Barkley, Esq.
Kilpatrick Townsend & Stockton LLP
1100 Peachtree Street, N.E.
Atlanta, Georgia 30309-4530
(404) 815-6569
________________________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, par value $0.01 per share	2,636,000 shares	$0.70	$1,845,200	$185.81

(1)
Represents shares of common stock, par value $0.01 per share (the “Common Stock”) of BlueLinx Holdings Inc., a Delaware corporation (the “Company”), reserved for issuance pursuant to the Company’s 2016 Amended and Restated Long-Term Incentive Plan. Pursuant to Rule 416(b), the number of shares of Common Stock being registered shall be adjusted to include any additional securities that may become issuable in connection with, or as a result of, stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of computing the registration fee. Calculated pursuant to Rule 457(h) under the Securities Act of 1933, as amended, on the basis of $0.70 per share, which was the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on June 2, 2016.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the plan covered by this Registration Statement in accordance with Form S-8 and Rule 428(b)(1) of the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The documents incorporated by reference in Item 3 of Part II of this Registration Statement are available to participants in the Plan, without charge, upon written or oral request, and they are also incorporated by reference in the Section 10(a) prospectus described in Item 1, above. Such request should be directed to the Company at the address and telephone number listed on the cover page of this Registration Statement.
PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are hereby incorporated by reference into this Registration Statement:

•	Annual Report on Form 10-K for the fiscal year ended January 2, 2016;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended April 2, 2016;

•	Current Reports on Form 8-K filed on February 1, 2016, April 21, 2016 and May 24, 2016; and

•
The description of our Common Stock contained in our registration statement on Form 8-A filed with the Commission on December 13, 2004, as amended on August 5, 2011 and any amendments to such registration statement or any other report that we may file in the future for the purpose of updating such description.

All other reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of the filing of such reports and documents, except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions.

For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

You should rely only on the information provided or incorporated by reference in this Registration Statement or any related prospectus. The Company has not authorized anyone to provide you with different information. You should not assume that the information in this Registration Statement or any related prospectus is accurate as of any date other than the date on the front of the document.

You may contact the Company in writing or orally to request copies of the above-referenced filings, without charge (excluding exhibits to such documents unless such exhibits are specifically incorporated by reference into the information incorporated into this Registration Statement). Requests for such information should be directed to:

BlueLinx Holdings Inc.
4300 Wildwood Parkway
Atlanta, Georgia 30339
(770) 953-7000

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Indemnification Under the Delaware General Corporation Law

Section 145 of the General Corporation Law of the State of Delaware, or the DGCL, authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. In addition, the DGCL does not permit indemnification in any threatened, pending or completed action or suit by or in the right of the corporation in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses, which such court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended. The DGCL also allows a corporation to provide for the elimination or limit of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director

(1)	for any breach of the director’s duty of loyalty to the corporation or its stockholders,

(2)	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

(3)	for unlawful payments of dividends or unlawful stock purchases or redemptions, or

(4)	for any transaction from which the director derived an improper personal benefit.

These provisions will not limit the liability of directors or officers under the federal securities laws of the United States.

Indemnification Under the Company’s Second Amended and Restated Certificate of Incorporation (the “Charter”)

The Fifth Article of the Company’s Charter provides that the personal liability of the directors of the Company shall be eliminated to the fullest extent permitted by the DGCL (including, without limitation, paragraph (7) of subsection (b) of Section 102 thereof), as the same may be amended from time to time. No amendment or repeal of the Fifth Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

The Sixth Article of the Company’s Charter provides that the Company shall indemnify and hold harmless, and advance expenses, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who (i) was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, nonprofit entity or other enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by such Covered Person in connection with such action suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful or (ii) was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, nonprofit entity or other enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) actually and reasonably incurred by such Covered Person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, except as otherwise provided by law. Notwithstanding the preceding sentence, except as otherwise provided in the Amended and Restated Bylaws of the Company (as the same may provide from time to time) (the “Amended and Restated By-laws”), the Company shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized by the Amended and Restated By-laws, in any written agreement with the Company, or in the specific case by the Board of Directors or stockholders; provided, however, that if successful in whole or in part in any suit for the advancement of expenses or indemnification hereunder, the Covered Person shall be entitled to payment of the expense of litigating such suit. Nothing in Article VI shall affect any rights to indemnification or advancement of expenses to which directors, officers, employees or agents of the Company otherwise may be entitled under the Amended and Restated By-laws, any written agreement with the Company or otherwise. The Company may, to the extent authorized from time to time by the Board of Directors or stockholders, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Company to the fullest extent of the provisions of Article VI with respect to the indemnification and advancement of expenses of directors and officers of the Company. Without limiting the generality or the effect of the foregoing, the Company may enter into one or more agreements with any person that provides for indemnification greater or different than that provided in Article VI. No amendment or repeal of Article VI shall adversely affect any right or protection existing thereunder or pursuant thereto immediately prior to such amendment or repeal.

Indemnification Under the Amended and Restated By-laws

Section 5.01 of Article V of the Company’s Amended and Restated By-laws provides that the Company shall indemnify and hold harmless, and advance expenses, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who (1) was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, nonprofit entity or other enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by such Covered Person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful or (2) was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, nonprofit entity or other enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) actually and reasonably incurred by such Covered Person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, except as otherwise provided by law. Notwithstanding the preceding sentence, except as otherwise provided in the Amended and Restated By-laws, the Company shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized by the Amended and Restated By-laws, in any written agreement with the Company, or in the specific case by the Board or stockholders; provided, however, that if successful in whole or in part in any suit for the advancement of expenses or indemnification hereunder, the Covered Person shall be entitled to payment of the expense of litigating such suit. Nothing in Article V shall affect any rights to indemnification or advancement of expenses to which directors, officers, employees or agents of the Company otherwise may be entitled under the Amended and Restated By-laws, any written agreement with the Company or otherwise. The Company may, to the extent authorized from time to time by the Board or stockholders, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Company to the fullest extent of the provisions of Article V with respect to the indemnification and advancement of expenses of directors and officers of the Company. Without limiting the generality or the effect of the foregoing, the Company may enter into one or more agreements with any person that provides for indemnification greater or different than that provided in Article V. No amendment or repeal of Article V shall adversely affect any right or protection existing thereunder or pursuant thereto immediately prior to such amendment or repeal.

Section 5.02 of Article V of the Company’s Amended and Restated By-laws provides that it is the intent of Article V to require the Company, unless otherwise determined by the Board or as provided for in Section 5.01 in the case of a proceeding (or part thereof) commenced by a Covered Person, to indemnify the Covered Persons for judgments, fines, penalties, amounts paid in settlement and expenses (including attorneys’ fees), and to advance expenses to such persons, in each and every circumstance in which such indemnification and such advancement of expenses could lawfully be permitted by express provision of the Amended and Restated By-laws, and the indemnification and expense advancement provided by Article V shall not be limited by the absence of an express recital of such circumstances.

Section 5.03 of Article V of the Company’s Amended and Restated By-laws provides that indemnification pursuant to the Amended and Restated By-laws shall inure to the benefit of the heirs, executors, administrators and personal representatives of the Covered Persons.

Section 5.04 of Article V of the Company’s Amended and Restated By-laws provides that the Company shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under Article V or otherwise.

Section 5.05 of Article V of the Company’s Amended and Restated By-laws provides that if a claim for indemnification (following the final disposition of such action, suit or proceeding) or advancement of expenses under Article V is not paid in full within thirty days after a written claim therefor by the Covered Person has been received by the Company, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Company shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

Section 5.06 of Article V of the Company’s Amended and Restated By-laws provides that the rights conferred on any Covered Person by Article V shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of the Charter, the Amended and Restated By-laws, agreement, vote of stockholders or disinterested directors or otherwise.

Section 5.07 of Article V of the Company’s Amended and Restated By-laws provides that the Company’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit entity.

Indemnification Under Indemnification Agreements With Certain of Our Directors and Executive Officers

We have entered into Indemnification Agreements with each of our directors and executive officers pursuant to which the Company has agreed to provide for the advancement of expenses and indemnification of, to the fullest extent permitted under Delaware law, as the same may be amended from time to time, for each person party to an Indemnification Agreement.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following is a complete list of exhibits filed as part of this Registration Statement:

Exhibit Number	Description

5.1	Opinion of Kilpatrick Townsend & Stockton LLP

10.1	BlueLinx Holdings Inc. Amended and Restated 2016 Long-Term Incentive Plan

10.2	Form of Stock Appreciation Rights Agreement

23.1	Consent of BDO USA, LLP

23.2	Consent of Ernst & Young LLP

23.3	Consent of Kilpatrick Townsend & Stockton LLP (contained in Exhibit 5.1 hereto)

24.1	Power of Attorney (included in the signature page of this registration statement)

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that:

(A) paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, June 3, 2016.

BLUELINX HOLDINGS INC.

By: /s/ Mitchell B. Lewis
Mitchell B. Lewis
President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of BlueLinx Holdings Inc. hereby severally constitute and appoint Mitchell B. Lewis, Susan C. O’Farrell, and Shyam K. Reddy, or any of them, as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said attorney and agent may deem necessary or advisable to enable BlueLinx Holdings Inc. to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto and other documents in connection herewith, including any related registration statement filed pursuant to Rule 462(b) of the Securities Act of 1933, with the Securities and Exchange Commission; and we hereby approve, ratify and confirm all that said attorney and agent shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Mitchell B. Lewis Mitchell B. Lewis	President, Chief Executive Officer, and Director	May 27, 2016
/s/ Susan C. O’Farrell Susan C. O’Farrell	Senior Vice President, Chief Financial Officer, Treasurer (Principal Accounting Officer)	May 31, 2016
/s/ Dominic DiNapoli Dominic DiNapoli	Director	May 28, 2016
/s/ Kim S. Fennebresque Kim S. Fennebresque	Director	May 27, 2016
/s/ Richard S. Grant Richard S. Grant	Director	May 29, 2016
/s/ Steven F. Mayer Steven F. Mayer	Director	May 31, 2016
/s/ Alan H. Schumacher Alan H. Schumacher	Director	May 27, 2016
/s/ M. Richard Warner M. Richard Warner	Director	May 27, 2016

S-1

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Kilpatrick Townsend & Stockton LLP

10.1	BlueLinx Holdings Inc. Amended and Restated 2016 Long-Term Incentive Plan

10.2	Form of Stock Appreciation Rights Agreement

23.1	Consent of BDO USA, LLP

23.2	Consent of Ernst & Young LLP

23.3	Consent of Kilpatrick Townsend & Stockton LLP (contained in Exhibit 5.1 hereto)

24.1	Power of Attorney (included in the signature page of this registration statement)